Exhibit 3.7

CERTIFICATE OF RETIREMENT

OF

SERIES A PREFERRED STOCK

AND

SERIES B PREFERRED STOCK

OF

GLOBAL BLOOD THERAPEUTICS, INC.

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Global Blood Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. All outstanding shares of Series A Preferred Stock, par value $0.001 per share, (the “Series A Preferred Stock”) and Series B Preferred Stock, par value $0.001 per share, (the “Series B Preferred Stock”), of the Corporation have been converted into shares of Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”).

2. The Board of Directors of the Corporation has adopted resolutions retiring all previously outstanding shares of the Series A Preferred Stock and Series B Preferred Stock immediately upon their conversion into shares of Common Stock.

3. The Certificate of Incorporation of the Corporation provides that any shares of Series A Preferred Stock and Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation of the Corporation shall be amended so as to reduce the total authorized number of shares of the capital stock of the Corporation by 69,113,168 shares, such that the total number of authorized shares of the Corporation shall be 155,050,000, such shares consisting of (a) 150,000,000 shares of Common Stock, par value $0.001 per share and (b) (5,000,000) shares of Preferred Stock, par value $0.001 per share, all of which are undesignated Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this             day of                     , 2015.

GLOBAL BLOOD THERAPEUTICS, INC.

By:
Name:	Ted W. Love, M.D.
Title:	President and Chief Executive Officer